EXHIBIT 10.1
November 1, 2011
Ms. Alexi A. Wellman
11235 Kentucky Road
Papillion, NE 68133
Re: Employment Offer Letter
Dear Alexi:
On behalf of Nebraska Book Company, Inc. (the “Company”), we are pleased to offer you this letter agreement (this “Agreement”), which sets forth all of the terms and conditions of your employment with the Company. Your rights and the Company’s rights hereunder are subject, in all respects, to your execution of this Agreement.
1.
At-Will Employment. Your employment with the Company under this Agreement will commence on a date to be mutually agreed upon that is after approval of this Agreement (the “Start Date”) and will continue for an indefinite term. Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason).

2.
Title and Reporting. During the term of your employment with the Company, you will serve as the Chief Financial Officer of the Company and you will report directly to the President or Chief Executive Officer of the Company.

3.
Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the position described above and such additional executive responsibilities as may be prescribed by the President or Chief Executive Officer of the Company from time to time that are not materially inconsistent with your position. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.
Base Salary. You will receive a base salary at a rate of US $300,000 per annum, which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. Your base salary will be subject to review each year for possible increase (but not decrease) by the Board of Directors of the Company in its sole discretion. The annual base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

5.	Annual Bonus.
(a)
General. You will be eligible to receive an annual performance award (“Annual Bonus”), pro-rated for any partial years of employment, which will have payout range targets as indicated below, with a “Target Bonus” of 60% of Base Salary upon achievement of 100% of the applicable performance goal. The Annual Bonus payment shall be interpolated between performance goals:

Performance Goal	Annual Bonus Payment

Less than 85% of Budgeted EBITDA	No Bonus Payment

85% of Budgeted EBITDA	30% of Base Salary

100% of Budgeted EBITDA	60% of Base Salary

110% of Budgeted EBITDA	120% of Base Salary

150% of Budgeted EBITDA or Greater	180% of Base Salary

The performance goals described above will be established annually, and may be modified, including the applicable performance measure to the extent such measure is applicable to senior executives generally, by the Company’s Board of Directors after consultation with the President or Chief Executive Officer of the Company. The Annual Bonus shall be paid in the calendar year following the calendar year to which such Annual Bonus relates at the same time as annual bonuses are paid to other senior executives of the Company, subject to your continued employment at the time of payment, except as otherwise provided in this Agreement.

(b)
Signing Bonus. Within 10 days of the Start Date, the Company will pay you $100,000 (the “Signing Bonus”) in a lump sum payment. If you terminate your employment with the Company within six months of the Start Date pursuant to Section 8(a)(ii) below, you must return the Signing Bonus to the Company within 10 days of your date of termination. If you terminate your employment with the Company pursuant to Section 8(a)(ii) below during the period beginning on the six-month anniversary of the Start Date and ending on the nine-month anniversary of the Start Date, within 10 days of your termination, you must return a pro-rated portion of the Signing Bonus, which shall be pro-rated based on the amount of time left in your first year of employment (e.g. if you terminate your employment on the eight-month anniversary of the Start Date, you shall repay 4/12ths of the Signing Bonus (i.e. $33,333) to the Company). If you terminate your employment with the Company pursuant to Section 8(a)(ii) below during the period beginning on the nine-month anniversary of the Start Date and ending on the one-year anniversary of the Start Date, you must repay $25,000 to the Company within 10 days of your employment.

6.
Equity Award. Upon confirmation and consummation of a plan of reorganization that provides for such grants in the Company’s pending chapter 11 cases (the “Chapter 11 Cases”), you will be granted incentive securities or interests in one or more incentive securities of the reorganized Company’s stock (the “Award”) representing 9% of the management pool and whereby no more than two other individuals shall have a greater allocation than your allocation of the management pool, both of which shall be measured at the time initial grants are made after the Company’s emergence from restructuring. The form of your Award and other terms and conditions will generally be the same as for other members of senior management.

7.
Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health and retirement programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. You will be entitled to the greater of 4 weeks of paid vacation per calendar year, pro-rated for partial years or the Company’s regular paid vacation benefit.

8.	Termination.
(a)
Your employment with the Company and its subsidiaries shall terminate (i) upon your written notice to the Company of a termination for “Good Reason” (as defined herein), (ii) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), (iii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or Disability), or (iv) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to “Disability” (as defined herein).

(b)	For purposes of this Agreement:
(i)
“Cause” means your (A) continued failure to follow the lawful directives of the Board or a more senior executive of the Company after written notice from the Company and a period of no less than fifteen (15) days to cure such failure; (B) willful misconduct or gross negligence in the performance of your duties; (C) conviction of or pleading guilty or nolo contendere to a felony; (D) material violation of a material Company policy that is not cured within fifteen

(15) days of written notice from the Board; (E) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (F) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (G) breach of any of the restrictive covenants set forth in the Company’s Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, attached as Exhibit A hereof or in any other written agreement between you and the Company and/or its affiliates that is not cured within fifteen (15) days of written notice from the Board;

(ii)
“Disability” means your failure to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion; and

(iii)
“Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are corrected in all material respects by the Company within thirty (30) days following your written notice to the Company of the occurrence of (A) a material diminution in your Base Salary or Target Bonus, (B) other than temporarily while physically or mentally incapacitated or as required by applicable law, a material diminution in your duties, authorities or responsibilities, (which, for the sake of clarity, shall not include becoming Chief Financial Officer of another division or business of the Company that is substantially the same size as the division or business for which you were responsible immediately prior to such change), (C) relocation of your primary work location by more than 15 miles from its then current location, (D) a change in reporting structure such that you are no longer reporting to the President or the Chief Executive Officer, or (E) the Company’s material breach of Section 6 of this Agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within fifteen (15) days following the expiration of the Company’s thirty (30)-day period described above. Otherwise, you will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason”.

9.	Severance.
(a)
In the event of your termination of employment from the Company by reason of your death, Disability, voluntary resignation without Good Reason or by the Company for Cause, you will be entitled to receive (i) any unpaid Base Salary through the date of termination; (ii) except in the case of your termination by the Company for Cause, any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the same time as it would have been paid provided you had not undergone a termination of employment; (iii) except in the case of your termination by the Company for Cause, a pro rata Annual Bonus (based on the number of days of employment in the calendar year in which such termination occurs) based on actual Company performance through the applicable performance period, payable the same time as the Annual Bonus would otherwise have been paid provided there had been no termination of employment during such calendar year; (iv) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination; (v) any accrued but unused vacation time in accordance with Company policy and (vi) all other payments, benefits or fringe benefits (excluding any severance or termination benefits) to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 9(a)(i) through 9(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)
Subject to Section 9(c) below, in the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause (each, a “Qualifying Termination”) during the three (3)-year period after the Start Date, in addition to the Accrued Benefits, you will be entitled to continuation of your Base Salary for the period starting on the date of termination and ending on the later of (i) the three year anniversary of the Start Date or (ii) the one year anniversary of the date of termination, in accordance with the Company’s payroll practices in effect on the date of your termination of employment; provided that the payments described above in this Section 9(b) (the “Severance Payments”) shall continue only during the period that you do not engage in a Prohibited Activity as described in the restrictive covenants agreement referenced in Section 10 below. In the event of your Qualifying Termination after the three (3)-year period after the Start Date, you will receive severance benefits from the Company in accordance with the severance practices of the Company, but, in any event, a total amount no less than (i) the Accrued Benefits and (ii) an amount equal to one year’s Base Salary.

(c)
Severance Payments shall only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in substantially the form of Exhibit B attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, as defined in Section 16 below, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination of employment and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

10.
Restrictive Covenants. As a condition to your employment, you will execute the Company’s Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.

11.
No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.
Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.
Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Nebraska, without giving effect to the conflicts of laws principles thereof. Any dispute between the parties shall be resolved only in the federal or state courts of the State of Nebraska.

14.
Indemnification and Liability Insurance. The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by law and the Company’s bylaws against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company and the Company’s affiliates. The Company shall cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment with the Company in the same amount and to the same extent as the Company covers its other officers and directors and in compliance with the Company’s bylaws. These obligations shall survive the termination of your employment with the Company.

15.
No Mitigation; No Offset. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer.

16.	Section 409A Compliance.
(a)
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification will require your written consent.

(b)
In connection with a potential Code Section 409 issue, if you propose a modification to the Agreement and such modification would maintain the original intent and economic benefit to you and the Company, the Company shall agree to such modification. Otherwise, the Company will negotiate with you in good faith to modify the Agreement appropriately. For the sake of clarity, the Company will not pay or indemnify you for any excise taxes imposed on you in connection with Code Section 409A.

(c)
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this letter agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

(d)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(e)
For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

17.
Entire Agreement; Amendment. This Agreement and the restrictive covenants agreement referenced in Section 10 hereof constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

18.	Bankruptcy Court. This Agreement is subject to bankruptcy court approval in the Chapter 11 Cases.
This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.
Alexi, on behalf of the Company, we are pleased to offer you this role and the compensation package set forth in this Agreement and look forward to working with you.
Very truly yours,

/s/ Barry S. Major Barry S. Major
President and Chief Operating Officer
The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: November 1, 2011	/s/ Alexi A. Wellman
Alexi A. Wellman

EXHIBIT A
NEBRASKA BOOK COMPANY, INC.
CONFIDENTIAL INFORMATION, INVENTIONS,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
THIS CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made by and between Nebraska Book Company, Inc. and its direct and indirect subsidiaries (collectively, the “Company”), and the undersigned employee (the “Employee”).
WHEREAS, in partial consideration for the Employee’s continued service with the Company, the Company wishes to enter into this Agreement and bind the Employee to certain restrictive covenants in favor of the Company and the Company’s affiliates as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will learn confidential information on behalf of the Company. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Employee, (b) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (c) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than (i) to immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed hereunder who, in each case, agree to keep such information confidential or (ii) if the Employee is required to disclose by applicable law, regulation or legal process.

2. NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any material business that the Company is engaged in during the term of Employee’s employment (collectively, the “Prohibited Activities”) during the Employee’s employment and for a period of one (1) year thereafter. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being (i) a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee has no active participation in the business of such corporation or (ii) employed by, or providing services to (or receiving compensatory equity awards from a parent entity of), a subsidiary, division or unit of any entity that engages in any material business that the Company is engaged in so long as the Employee does not provide any services to such portion of the entity’s business that engages such material business.
3. NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, unless the Employee is employed with such customer following the Employee’s termination of employment with the Company, (b) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any of its affiliates, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 3 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 3 shall not be violated by (A) general advertising or solicitation not specifically targeted at Company or affiliate-related individuals or entities or (B) the Employee serving as a reference, upon request, with regard to entities with which the Employee is not associated.
4. SEVERANCE. Any payments to the Employee that are in addition to the Accrued Benefits, as such term is defined in the Employee’s Offer Letter dated November [•], 2011 (the “Severance Payments”), shall cease and the Company and its affiliates shall have no further obligations to the Employee with respect to such payments (subject to the repayment obligations as set forth in this Section 4) if a court determines in any judicial proceeding, including a hearing to obtain an injunction or similar restraining order, that the Employee has violated (or in the case of certain proceedings, has likely violated) this Agreement. If a court of law later determines that the Employee did not violate this Agreement, the Company agrees to pay the Employee all outstanding but unpaid Severance Payments plus interest at the then applicable Wall Street Journal Prime Rate measured from the first day of suspended Severance Payments and any other available remedies as determined by a court of law.

5. INVENTIONS.
(a) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (i) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company, or (ii) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon termination of employment, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the period of employment with the Company, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the period of employment with the Company, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company.
(b) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.
6. RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.
7. REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement and the restraints imposed on the Employee’s conduct hereunder. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement.
8. AFFILIATES. For purposes of this Agreement, any reference to an “affiliate” or “affiliates” shall any direct or indirectly controlled subsidiary of the Company.
9. REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
10. TOLLING. In the event of any violation of the provisions of this Agreement, the Employee acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

11. SURVIVAL OF PROVISIONS. The obligations contained in this Agreement shall survive the termination of the Employee’s employment with the Company and shall be fully enforceable thereafter.
12. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
13. SEVERABILITY. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
14. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing herein shall give the Employee any right to continued employment with the Company or any of its affiliates, or in any way limit the right of the Company to terminate the Employee’s employment at any time and for any reason (or no reason), with or without notice.
15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The Employee’s obligations under this Agreement shall not be assignable by the Employee.
16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
17. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska, without giving effect to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Nebraska or the United States District Court for the District of Nebraska and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Nebraska, the court of the United States of America for the District of Nebraska, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Nebraska State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Nebraska. Each party shall be responsible for its own legal fess incurred in connection with any dispute hereunder.
18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the Company and the Employee with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 1st day of November 2011.

NEBRASKA BOOK COMPANY, INC.
By:	/s/ Barry S. Major
	Print Name:	Barry S. Major
	Print Title:	President and Chief Operating Officer

EMPLOYEE
/s/ Alexi A. Wellman
Signature
Print Name: Alexi A. Wellman

EXHIBIT B
FORM OF GENERAL RELEASE
I, Alexi A. Wellman in consideration of and subject to the performance by Nebraska Book Company, Inc. (the “Company”), of its obligations under the Employment Offer Letter, dated as of [Nov. 1], 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and any of its direct or indirectly controlled subsidiaries (“Affiliates”) and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1. I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to any payments or benefits payable pursuant to Section 9 of the Agreement or claims for indemnity, contribution or directors and officers liability insurance to which I am entitled under the Agreement.
6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.
7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.
10. I hereby acknowledge that Sections 8-17 and Exhibit A of the Agreement shall survive my execution of this General Release.
11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.	I HAVE READ IT CAREFULLY;
2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Alexi A. Wellman	DATED:	November 1, 2011

Alexi A. Wellman